Exhibit 10.17

Ambrx Biopharma, Inc.

10975 Torrey Pines Road

La Jolla, CA 92037

March 8, 2022

Sonja Nelson

San Diego, CA

Dear Sonja:

This letter agreement (this “Amendment”) memorializes certain amendments to your executive employment agreement, dated June 4, 2021 (the “Employment Agreement”), between you and Ambrx Biopharma, Inc. (the “Company”), as set forth below.

1. Section 14(a)(ii) of the Employment Agreement is hereby deleted and replaced with the following language:

(ii) Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a total severance benefit in cash in an amount equal to: (A) twelve (12), multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable). Such severance benefit shall be payable in a lump sum installment on the first day of the calendar month on or next following the sixtieth (60th) day after the date of Executive’s Separation from Service; and

2. Section 14(a)(iii) of the Employment Agreement is hereby deleted and replaced with the following language:

(iii) Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.

3. Section 14 of the Employment Agreement titled “Severance” is hereby amended to insert the following subparagraphs after Section 14(a) titled “Termination Without Cause or By Executive For Good Reason After Completion of Six Full Months of Employment” and to renumber the succeeding subparagraphs accordingly:

(b) Termination Without Cause or By Executive For Good Reason in Connection with a Change in Control. In the event (a) Executive’s Separation from Service occurs by reason of the termination of the Executive’s employment by the Company without Cause (and other than as a result of the Executive’s death or disability), or by Executive for Good Reason, in either case within three (3) months prior to, on, or within twelve (12) months following the effective date of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) (a “Change in Control Termination”), then in lieu of (and not in addition to the severance benefits described in Section 14(a)) Executive shall be entitled to receive the benefits provided below (the “Change in Control Severance Benefits”):

(i)
The Company shall pay to Executive their fully earned but unpaid Base Salary, when due, through the date of the Separation from Service at the rate then in effect, plus all other amounts to which Executive has earned under any compensation plan or practice of the Company at the time of the Separation from Service;
(ii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, Executive shall be entitled to receive a cash severance benefit in an amount equal to: (A) twelve (12) multiplied by (B) Executive’s monthly Base Salary as in effect immediately prior to the date of the Separation from Service (for the avoidance of doubt, calculated at a level without taking into account any reduction that triggers Good Reason, if applicable), plus 100% of their Target Bonus for the year in which the Change in Control Termination occurs. Such severance benefit shall be payable in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day after the date of the Executive’s Separation from Service;
(iii)
Subject to Executive’s continued compliance with all legal and contractual obligations to the Company, for the period beginning on the date of Executive’s Separation from Service and ending on the date which is twelve (12) full months following the date of Executive’s Separation from Service (or, if earlier, the date on which the applicable continuation period expires) (the “CIC COBRA Payment Period”), the Company shall reimburse Executive for the COBRA premiums to continue the health insurance coverage for Executive and Executive’s eligible dependents (provided that Executive shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and Executive’s timely payment of premiums). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, in lieu of providing the COBRA premiums, the Company will instead pay to Executive, on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, which payments shall continue until the earlier of expiration of the CIC COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and
(iv)
The vesting and exercisability of all outstanding time-based share options and other time-based share awards covering the Company’s ordinary shares that are held by the Executive immediately prior to the Separation from Service shall accelerate and vest in full effective as of the later of the Separation Date or the effective date of the Change in Control. Such acceleration is conditioned upon the actual consummation of a Change in Control.

4. The Section 14(d) of the Employment Agreement which is hereby renumbered as Section 14(e), is deleted and replaced with the following language:

Release. As a condition to Executive’s receipt of any severance benefits pursuant to Sections 14(a)(ii) and 14(a)(iii), or (as applicable) any Change in Control Severance Benefits pursuant to Section 14(b)(ii), 14(b)(iii), and 14(b)(iv), Executive shall execute and deliver to the Company within sixty (60) days following Executive’s Separation from Service, and not revoke, a general release of all claims in favor of the Company (the “Release”) in a form acceptable to the Company. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive’s employment by the Company and Executive’s termination of employment, and shall exclude any continuing obligations the Company may have to Executive following the date of termination under this Agreement or any other agreement providing for obligations to survive Executive’s termination of employment. In the event Executive does not execute and deliver the Release to the Company within sixty (60) day period following the date of Executive’s Separation from Service, or Executive revokes the Release, Executive shall not be entitled to the aforesaid payments and benefits.

5. A new Section 15 is hereby added to the Employment Agreement, which is made up of the following language:

1.
Section 280G. If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Agreement or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executives receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise

Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless the Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to the Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by the Executive or the Company) or such other reasonable time as requested by the Executive or the Company.

If the Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, the Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax). For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, the Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence

6. Except as modified or amended in this Amendment, no other term or provision of the Employment Agreement is amended or modified in any respect. The Employment Agreement, and this Amendment, set forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements. This Amendment cannot be modified or amended except in writing signed by the Executive and an authorized officer of the Company. The terms and conditions of this Amendment will inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * * *

Please acknowledge your acceptance of the modifications to the Employment Agreement as set forth in this Amendment by signing and returning the original to the Company.

Very truly yours,
AMBRX BIOPHARMA, INC.
	By:	/s/ Feng Tian
Name: Feng Tian
Title: Chief Executive Officer

Agreed and accepted in all respects:
/s/ Sonja Nelson
Sonja Nelson

March 12, 2022
Date

Exhibit A

Employment Agreement

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